                                                                    Exhibit 14.1

                              GRISTEDES FOODS, INC.

                                 CODE OF ETHICS

Explanatory note

Section 406 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), and the rules issued by the Securities and Exchange Commission ("SEC") thereunder, require an SEC reporting company to disclose whether or not it has adopted a written code of ethics applicable to the company's senior financial officers, including the company's principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. This Code of Ethics ("Code") has been adopted by GRISTEDE'S FOODS, INC.("Gristede's") and its direct and indirect subsidiaries in accordance with these provisions. Furthermore, Gristede's is required to disclose whether, during the financial year being reported, it has amended the Code or granted a waiver from any provision of the Code.

The SEC encourages companies to apply the code of ethics to as broad a spectrum of personnel and affiliates as practicable and accordingly the Code affects a wider group of employees than specified by Sarbanes-Oxley. The Code is separate from the Business Principles of Gristede's and its direct and indirect subsidiaries. Those to whom the Code applies are required to adhere to its provisions completely and to address any perceived conflict with such Business Principles with the General Counsel and the Secretary of Gristede's.

This explanatory note is not part of the Code.

1.       Introduction

The Board of Directors of GRISTEDE'S FOODS, INC. ("Gristede's"), together with its direct and indirect subsidiaries (hereinafter with Gristede's, collectively called the "Company") has adopted this code of ethics (the "Code"), which is applicable to all its Relevant Persons (as defined in paragraph 2 below), to

     o promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o promote the full, fair, accurate, timely and understandable disclosure in reports and documents that Gristede's files with, or submits to the Securities Exchange Commission (the "SEC") and in other public communications made by Gristede's, including the full, fair, accurate, timely and understandable disclosure of Gristede's financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality;

     o promote compliance with applicable governmental laws, rules and regulations;

     o    deter wrongdoing;

     o    require prompt internal reporting of breaches of the Code;

     o    require accountability for adherence to the Code.

The Code may be amended only by resolution of the Board of Directors of the Company.

2.       Relevant Persons

The Code is applicable to the following officers of the Company:

     o    Chairman of the Board,

     o    Chief Executive Officer

     o    President

     o    Chief Operating Officer

     o    Chief Financial Officer

     o    Executive Vice President- Finance and Administration

     o Any Senior Executive Vice President, Executive Vice President, Senior Vice President or Vice President

     o    General Counsel

     o    Secretary

     o    Treasurer

For the purposes of the Code, employees from time to time holding any of the above positions shall be a Relevant Person.

3.       Honest and Ethical Conduct

Each Relevant Person must:

     o Act with integrity, including being honest and candid while still maintaining the confidentiality of Company information where required or in the Company's interests.

     o    Observe, fully, applicable governmental laws, rules and regulations.

     o Comply with the requirements of applicable accounting and auditing standards and Company policies in the maintenance of a high standard of accuracy and completeness in the Company's financial records.

     o Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

     o Avoid conflicts of interest wherever possible. Anything that would be a conflict for a Relevant Person will also be a conflict if it is related to a member of his or her family or a close relative. Examples of conflict of interest situations, if material, include the following:

     o    any significant ownership interest in any supplier or customer;

     o any consulting or employment relationship with any customer, supplier or competitor;

     o any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

     o the receipt of any money, non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

     o being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any close relative; and

     o selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell.

     o Respect the confidentiality of information acquired in the course of performing his or her duties, except when authorized or otherwise legally obligated to disclose such confidential information and to not use confidential information acquired in the course of performing his or her duties for personal advantage.

     o Proactively promote ethical behavior in the work environment and community.

     o Assure responsible use of and control over all assets and resources entrusted to him or her by the Company.

4.       Disclosure

Gristede's strives to ensure that the contents of and the disclosures in the reports and documents that Gristede's files with the Securities and Exchange Commission (the "SEC") and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate.

Each Relevant Person must;

     o not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate;

     o in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition, each Relevant Person must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

5.       Compliance

It is the Company's policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each Relevant Person to, and each Relevant Person must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

6.       Reporting and Accountability

The Audit Committee of the Board of Directors of Gristede's (the "Board") is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any Relevant Person who becomes aware of any existing or potential breach of this Code is required to notify Gristede's General Counsel and Secretary promptly. Failure to do so is itself a breach of this Code. The General Counsel and Secretary are required to report existing or potential breaches of this Code to the Audit Committee.

Specifically, each Relevant Person must:

     o Notify the General Counsel and Secretary promptly of any existing or potential violation of this Code.

     o Not retaliate against any employee or Relevant Person for reports of potential violations that are made in good faith.

The Audit Committee shall take all action it considers appropriate to investigate any breaches reported to it. If a breach has occurred, the Company will take such disciplinary or preventive action as the Board deems appropriate, after appropriate consultation with the Audit Committee.

Specifically, the Company will adhere to the following procedures in investigating and enforcing this Code and in reporting on the Code:

     o Breaches and potential breaches will be reported by the General Counsel and Secretary to the Audit Committee.

     o The Audit Committee will take all appropriate action to investigate any breaches reported to it.

     o If the Audit Committee determines that a breach has occurred, it will inform the Board.

     o The Audit Committee shall report all breaches of the Code to the Board and shall consult with the Board regarding disciplinary and preventative action.

     o Upon being notified that a breach has occurred, the Board will take or authorize such disciplinary or preventative action as it deems appropriate, after consultation with the Audit Committee, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

     o Any changes to or waivers of this Code will be disclosed in Gristede's annual report on Form 10-K.

In the event the Company shall cease to have an Audit Committee, the entire Board shall be deemed to be the Audit Committee for purposes of this Section 6.

7.       Waivers

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code is required to be disclosed in Gristede's Annual Report on Form 10-K filed with the SEC. A waiver is defined by SEC rules as a material departure from a provision of the Code and an implicit waiver means failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. Relevant Persons should note that it is not the Company's intention to grant or to permit waivers from the requirements of this Code. Relevant Persons should note that the Company expects full compliance with this Code.

8.       Other Policies and Procedures

The Company's more detailed policies and procedures contained in employee manuals, codes of conduct, whistleblower policy statements and similar documents are separate requirements applying to Relevant Persons and others and are not part of this Code. Each Relevant Person is required to be familiar with such manuals, codes of conduct, whistleblower policy statements and similar documents. Relevant Persons are encouraged to periodically review such documents.

9.       Inquiries

All inquiries in relation to this Code or its applicability to particular people or situations should be addressed to the General Counsel or Secretary of Gristede's, who are presently Nicholas Katsoris and Kishore Lall, respectively.